UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 5, 2009

CHINA YOUTV CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

 (State or Other Jurisdiction of Incorporation)

333-130767

 (Commission File Number)

N/A

(I.R.S. Employer Identification No.)

8th floor, MeiLinDaSha, Ji 2, GongTi Road, East, Beijing, China 100027

(Address of principal executive offices, including zip code.)

(8610) 5921-2300

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

o     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.
Item 2.01	Completion of Acquisition or Disposition of Assets

On May 1 2009, the Registrant and Beijing Hua Ju Net Media Technology Co. Ltd., a corporation organized and existing under the laws of the People’s Republic of China (“Hua Ju”), entered into a Termination of Joint Venture Agreement (the “Termination Agreement”).  The Termination Agreement provides for the termination of a joint venture formed pursuant to a Joint Venture Agreement, dated March 16, 2007 (the “Joint Venture Agreement”), between the Registrant and Hua Ju, under which the parties had jointly conducted a video sharing web site and other related Internet media businesses in the People’s Republic of China since 2007.

 The joint venture was the principal business activity of the Registrant for the last two years, although its results of operations have not been consolidated in the financial statements of the Registrant since the conditions   under the Joint Venture Agreement have not been met and the related transfers have not been made. Nonetheless, the Termination Agreement will have a material impact on the business operations of the Registrant.  As a result of the termination of joint venture activities, the Registrant’s business activities in China will cease and its will continue to pursue the exploration and development of economically viable mineral deposits in Ontario, Canada through the Registrant’s First Light Resources division.

The Joint Venture Agreement provided, among other things, that (a) the Registrant owned 51% of the equity of the joint venture, (b) the Registrant was required to contribute RMB510,000 (US$72,728) to the registered capital of the joint venture, (c) Hua Ju owned 49% of the equity of the joint venture, (d) Hua Ju was required to contribute RMB490,000 (US$69,876) to the registered capital of the joint venture, (e) the Registrant was required to provide the working capital for the joint venture , (f) Hua Ju was required to contribute its web site (www.cnboo.com) and customer contracts to the joint venture, (g)  the Board of Directors of the joint venture consisted of three members, with the Company having the right to appoint two members, and (h) the Registrant, which was in charge of the joint venture’s accounting management, had the right not to distribute any profits to the parties during the first three years.  In addition, according to Article 6 of the Joint Venture Agreement, the joint venture was to have a term of 20 years.

Also under the Joint Venture Agreement, the Registrant agreed to issue 20,000,000 restricted shares of its common stock to Hua Ju or its designee as additional consideration for entering into the Joint Venture Agreement.

Informal joint operations commenced in 2007, and the formal joint venture was established as a legal matter under Chinese law when a license was granted on February 18, 2008 by the Chinese regulatory authorities.  While the parties have operated the joint venture for two years, they recently decided not to pursue the activities of the joint venture any longer, and have agreed to a termination of activities.  Despite their agreements in the Joint Venture Agreement, the parties have not completed, among other things, the required funding of the joint venture and the transfer of Hua Ju’s operations to the joint venture.  Moreover, the Registrant has not issued the 20,000,000 shares of the Registrant’s common stock to Hua Ju or its designee.  It is important to note that there are no early termination penalties under the Joint Venture Agreement.

According to the Termination Agreement, the parties agreed to cancel the Joint Venture Agreement and terminate the rights and obligations of the parties to each other under the Joint Venture Agreement.  They further have agreed to execute a general release of all claims or liabilities.  In addition, the Registrant and Hua Ju have agreed to liquidate the joint venture in China according to the applicable Chinese laws, rules, regulations and policies.  Hua Ju will pay for all the costs and expenses associated with the liquidation process.

Item 3.02 Unregistered Sales of Equity Securities

The Registrant has issued 55 million restricted common shares to the designated party of First Light Resources, Inc. (“First Light Designee”) as additional consideration for entering into the Agreement signed between the Registrant and First Light Resources, Inc. dated April 1, 2009 (“Agreement”), in an offering intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Regulation S promulgated pursuant to the Act. First Light Designee will not constitute “U.S. Persons” within the meaning of Regulation S, and the shares may become eligible for sale pursuant to Rule 144 under the Act within one year if certain conditions are met. The consideration received by the Registrant for the issuance of the shares was the agreement of Beijing First Light Technology Co. Ltd.  to enter into the Agreement.

Upon the consummation of this transaction, there will be 85,060,000 shares of common stock outstanding. In the opinion of counsel to the Registrant, the 55,000,000 issued pursuant to this transaction will constitute restricted securities as defined in Rule 144 under the Securities Act of 1933, as amended, and may become eligible for sale after six months holding period pursuant to Rule 144, provided that all of the conditions of the rule are met.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.                                Exhibit Title

10.1	Termination of Joint Venture Agreement between China YouTV Corp. and Beijing Hua Ju Net Media Technology Co. Ltd. dated May 1 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China YouTV Corp.

Date: May 4, 2009	By:	/s/ Jie Wang
Jie Wang
President, Principal Executive Officer and a Member of the Board of Directors